Exhibit 10.1

Annual Non-Employee Director Compensation Program

Compensation is made to each member of the Board of Directors (the “Board”) of Allegro MicroSystems, Inc. (the “Company”) who is not an employee of the Company, Sanken Electric Co., Ltd. or their respective subsidiaries (each, an “Eligible Director”).

1.
Annual Cash Compensation to Eligible Directors

Annual Cash Retainer (Other than Board Chair)	$70,000
Annual Cash Retainer (Board Chair)	$140,000
Additional Cash Retainer for Chair of Audit Committee	$25,000
Additional Cash Retainer for Chair of Compensation Committee	$20,000
Additional Cash Retainer for Chair of Nominating and Corporate Governance Committee	$12,500
Additional Cash Retainer for Chair of Research & Development and Strategy Committee	$10,000
Additional Cash Retainer for member of Audit Committee	$10,000
Additional Cash Retainer for member of Compensation Committee	$10,000
Additional Cash Retainer for member of Nominating and Corporate Governance Committee	$5,000
Additional Cash Retainer for member of Research & Development and Strategy Committee	$8,500

Annual cash retainers shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears. In the event an Eligible Director joins the Board in the middle of a calendar quarter or does not serve as a director, or in the applicable positions described above for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable.

2.
Equity Compensation to Eligible Directors

Each Director serving on the Board as of the date of the Company’s Annual Meeting of Shareholders (“Annual Meeting”) will be granted an award of Restricted Stock Units with a value of $205,000. The number of Restricted Stock Units subject to an annual award will be determined by dividing the value by the trailing 30-calendar day average closing price for the Company’s common stock through and including the date prior to the applicable grant date. Each annual award shall vest in full on the date of the next Annual Meeting following the grant date, subject to the Eligible Director’s continued service through the applicable vesting date.

Eligible Directors elected or appointed to serve on the Board or who become an Eligible Director on a date other than the Annual Meeting will be granted a prorated award in the first year of service or eligibility on the Board.

The awards described above shall be granted under and shall be subject to the terms and provisions of the Company’s 2020 Omnibus Incentive Compensation Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements that contain the terms for applicable awards. All applicable terms of the Equity Plan apply to this Program (including any compensation limits in effect from time to time), and all grants of equity awards under this Program are subject in all respects to the terms of the Equity Plan and any applicable award agreement.

3.
Expenses

Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings and participating in director educational programs on matters relevant to the Company and its business.

* * * * *